Exhibit 4.15

IACT Asia Pacific Limited

c/o IAC/InterActiveCorp

152 West 57th Street

42nd Floor

New York, New York 10019

October 27, 2004

eLong, Inc.

Block B, XingKe Plaza

10 Jiuxianqiao Zhonglu

Chaoyang District, Beijing 100016

People’s Republic of China

Telecopy No.: (8610) 64386830

Attention: Chief Executive Officer

With a copy to:

Goulston & Storrs, A Professional Corporation

400 Atlantic Avenue

Boston, MA 02110

Telecopy No.: (617) 574-4112

Attention: Timothy B. Bancroft, Esq.

Dear Mr. Tang:

Reference is hereby made to Sections 6.1, 8.1 and 10.9 of the Investors Agreement, dated as of July 23, 2004 (the “Investors Agreement”), among eLong, Inc. (the “Company”), IACT Asia Pacific Limited (“IAC”) and the other shareholders of the Company named therein. Capitalized terms used in this letter agreement (the “Letter Agreement”) and not defined in this Letter Agreement shall have the meanings ascribed to such terms in the Investors Agreement.

Pursuant to Sections 6.1 and 10.9 of the Investors Agreement, the undersigned hereby notifies the Company that it irrevocably elects not to exercise its rights under Section 6.1 of the Investors Agreement with respect to the Stock Option Issuances (as defined below).

Pursuant to Sections 8.1 and 10.9 of the Investors Agreement, the undersigned hereby notifies the Company that it consents to the Stock Option Issuances. “Stock Option Issuances” means the issuance by the Company to (i) Thomas Gurnee of options to purchase 30,000 Ordinary Shares and (ii) those individuals listed in the option schedule attached hereto as Exhibit A, of options to purchase the number of Ordinary Shares set forth opposite their respective names (the aggregate number of shares subject to all such options referenced in this clause (ii) shall be 94,200), in the case of each of (i) and (ii) to be issued upon the closing of the initial public offering of the Company.

Reference is also hereby made to the Warrant Agreement, by and between the Company and IAC, dated as of August 4, 2004 (the “Warrant Agreement”). Each of the Company and IAC hereby agrees that, under the Warrant Agreement, the Stock Option Issuances will not be included in the Fully-Diluted Number for purposes of (i) the calculation set forth in Section 3.6(a) thereof and (ii) calculating the IPO Price, the Notice Price or the Private Price. In addition, each of the Company and IAC hereby agrees that, under the Warrant Agreement, the Stock Option

Issuances will not be included in the calculation of “Equity Value.” For purposes of clarity, the Company and IAC agree that the Control Number, IPO Price, Notice Price, the Private Price and Equity Value will be calculated as if the Stock Option Issuances had not been granted or issued.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the Company and IAC have executed and delivered this Letter Agreement as of the day and year first written above.

IACT Asia Pacific Limited

By:	/S/ Barney Harford
Name: Title:

ACCEPTED AND AGREED:

eLong, Inc.

By:	/S/ Derek Palaschuk
Name: Title: